EXHIBIT 3.(i)(b)

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
OCCIDENTAL PETROLEUM CORPORATION

Occidental Petroleum Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation on February 16, 2006, at which a quorum was present and acted throughout, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation to increase the number of authorized shares of common stock (the “Amendment”), declaring the Amendment to be advisable, and directing that the Amendment be considered at the next annual meeting of the stockholders of the Corporation.

SECOND: That thereafter on May 5, 2006, the 2006 annual meeting of the Corporation was duly held in accordance with the by-laws of the Corporation and the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of stock as required by statute were voted in favor of the following resolution adopting the Amendment:

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
INCREASING AUTHORIZED CAPITAL STOCK

RESOLVED, that Article IV of the Restated Certificate of Incorporation, as amended, of this Corporation be amended so that in its entirety, said Article IV shall read as set forth below:

“ARTICLE IV

The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 1,150,000,000 shares, of which 1,100,000,000 shares shall be shares of Common Stock, par value $.20 per share, and 50,000,000 shares shall be shares of Preferred Stock, par value $1.00 per share.

The Preferred Stock may be issued in one or more series. The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix, from time to time, before issuance, the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)           the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)           the voting powers, if any, and whether such voting powers are full or limited, in any such series;

(c)           the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)           whether dividends, if any, shall be cumulative or noncumulative, the dividend rate, or method of determining the dividend rate of such series, and the dates and preferences of dividends on such series;

(e)           the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of, the assets of the Corporation;

(f)            the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and the price or prices or the rates of exchange applicable thereto;

(g)           the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

(h)           the provisions, if any, of a sinking fund applicable to such series; and

(i)            any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board of Directors and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, with all such holders voting as a single class.

Each holder of Common Stock of the Corporation entitled to vote shall have one vote for each share thereof held.

Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law."

THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Donald P. de Brier, its Executive Vice President and Secretary, this 5th day of May, 2006.

By	/s/ DONALD P. DE BRIER
Donald P. de Brier Executive Vice President and Secretary